Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

1 Year S&P GSCI Agriculture Index Total Return Linked Notes Due 2009

Final Term Sheet

August 14, 2008

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:

The Issuer’s senior debt is rated Aa3 / P-1, LT Outlook Negative (Moody’s), AA- / A-1+, Outlook Negative (S&P) and AA- / F1+, Outlook Negative (Fitch), based on the guarantee by Citigroup Inc. Rating and Outlook are subject to change during the term of the Notes

Offering:	1 Year S&P GSCI Agriculture Index Total Return Linked Notes Due 2009

Sole Underwriter:	Citigroup Global Markets Inc.

Principal Amount:	US $ 40,000,000

Pricing Date:	August 14th 2008

Issue Date:	August 20th 2008

Maturity Date:	August 25th 2009

Valuation Date:	August 18th 2009

Early Termination Date:

The Commodity Business Day on which the Early Redemption at Holders Option was received provided that such notice is received before 10:00am NYC time, otherwise the next Commodity Business Day, OR the Commodity Business Day following the Trigger Event

Payment Date:	Five business days after Termination Date

Termination Date:	Either the Valuation Date or Early Termination Date

Issue Price:	100% of the principal amount

Maturity or Early Redemption:	Principal Amount + Supplemental Return Amount + Coupon

Supplemental Return Amount:	Supplemental Return Amount can be negative, zero or positive.

Index (Initial):

844.100, is the settlement price of the S&P GSCI Agriculture Total Return Index stated in U.S. dollars, published by Goldman Sachs, Inc. or its successor and displayed on Reuters Screen page .SPGSAGTR and Bloomberg Screen page SPGSAGTR <INDEX> on Pricing Date.

Index (Final):

The settlement price of the S&P GSCI Agriculture Total Return Index stated in U.S. dollars, published by Goldman Sachs, Inc. or its successor and displayed on Reuters Screen page .SPGSAGTR and Bloomberg Screen page SPGSAGTR <INDEX> on Valuation Date.

In case of early termination of the note, Index (Final) is the Index settlement price on Early Termination Date.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc. 1 Year S&P GSCI Agriculture Index Total Return Linked Notes Due 2009 Final Term Sheet August 14, 2008

TBill Amount:

A rate determined as follows for all Business Days d from and excluding the Trade Date to and including the Termination Date:

“c” means that with respect to a Business Day d, the number of calendar days from (but excluding) the prior Business Day to (and including) such Business Day d.

“TBill(d-1)” means that with respect to a Business Day d, the most recent weekly auction high rate for 3 Month U.S. Treasury Bills, as reported on the website www.publicdebt.treas.gov/AI/OFBills under the column headed “Discount Rate %” published by the Bureau of Public Debt of the U.S. Treasury, or any successor source, on such Business Day d, provided, that if such auction high rate is not published on such Business Day d, TBill(d-1) shall be the rate published for the most recent previous auction.

Annual Fee in percentage:	0.19% applied on 0.19%* Elapsed Days/365 basis and settled as part of the Supplemental Return Amount

Elapsed Days:	The number of calendar days from and excluding the Trade Date to and including the Termination Date

Coupon:	2.40%* Elapsed Days/365

Commodity Business Days:

Any day that the Exchange is open for the underlying contract and that is not restricted by being locked limit up or limit down.

In the case of a basket where multiple exchanges are referenced, all exchanges that are either closed or under limited trading will reference the next business day (Modified Following Convention).

Business Days:	Modified Following Business Day convention London and New York and Related Exchange(s) business days (calculations) New York (payment)

Exchanges:	All primary exchanges where a component of the Basket Index trades (CBOT and NYBOT)

Market Disruption Event:

“Market Disruption Event” shall mean the occurrence on any Business Day or any number of consecutive Business Days on which it continues of any one or more of the following circumstances: (a) the termination or suspension of, or material limitation or disruption in, the trading of any exchange-traded futures contract included in the S&P GSCI Agriculture Total Return Index, or (b) the settlement price of any such futures contract has increased or decreased by an amount equal to the maximum permitted price change permitted under applicable exchange rules for such futures contract from the previous day’s settlement price, or (c) the exchange fails to publish official settlement prices for any such futures contract, or (d) the termination or material suspension of publication of the S&P GSCI Agriculture Total Return Index.

If a Market Disruption Event occurs (or is continuing) on the Trade Date, any Notional Adjustment Effective Date or the Termination Date (each an “Applicable

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

1 Year S&P GSCI Agriculture Index Total Return Linked Notes Due 2009

Final Term Sheet

August 14, 2008

Date”), the Calculation Agent will calculate the value of the S&P GSCI Agriculture Total Return Index on such date utilizing (i) for those futures included in the S&P GSCI Agriculture Total Return Index that are not subject to a Market Disruption Event on the Applicable Date, the final settlement prices and (ii) for those futures contracts included in the S&P GSCI Agriculture Total Return Index that experience a Market Disruption Event on the Applicable Date (the “Disrupted Contracts”), the final settlement price for each such Disrupted Contract on the next available relevant Business Day on which a Market Disruption Event is no longer continuing for such Disrupted Contract.

Early Note Redemption at Holders Option:

You will have the right on any exchange trading day prior to the Valuation Date, by providing written notice to the Issuer to require the issuer to redeem all or a portion of the securities held by you, provided that, in the case of redemption of only portion of your securities, any such redemption shall be of face amount of securities of not less than $1,000,000.

An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the issuer if such notice is received on an Commodity Business Day at or before 10.00am New York City time, or the next Commodity Business Day if such notice is not received on a Commodity Business Day or is received after 10.00 am New York City time. Settlement will be 3 business days afterwards.

Trigger Event:

In addition, if the referenced Index closes below a level that is 60% or less of the beginning Index value, the Note will ‘knockout’ and automatically redeem based on the Index settlement value of the next day. Settlement will be 3 business days afterwards.

Calculation Agent:	Citibank, N.A. – Commodity Derivatives Calculations

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and increments of US$1,000

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	TBD

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.